As filed with the Securities and Exchange Commission on May 2, 2025
Registration No. 333-286590

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEN DIGITAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0181864
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

60 E. Rio Salado Parkway, Suite 1000
Tempe, AZ 85281
(Address of Principal Executive Offices and Zip Code)

MoneyLion Inc. Amended and Restated Omnibus Incentive Plan
(Full Title of the Plan)

Bryan Ko
Chief Legal Officer and Corporate Secretary
60 E. Rio Salado Parkway, Suite 1000
Tempe, AZ 85281
(Name and Address of Agent For Service)

(650) 527-8000
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Sophia Hudson, P.C.
Jennifer L. Lee, P.C.
Leia Pearl Andrew
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Telephone: 212-446-4750

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Form S-8 is being filed to amend that certain Form S-8 (File No. 333-286590) filed on April 17, 2025 (the “Original S-8”) for the sole purpose of correcting a clerical error in the number of shares of common stock, par value $0.01 per share (the “Gen Digital common stock”), registered for offer and sale in the Original S-8 and issuable under the MoneyLion Inc. Amended and Restated Omnibus Incentive Plan, as amended from time to time (the “Plan”).

Consequently, this Amendment amends the Original S-8 to decrease the number of shares of Gen Digital common Stock registered for offer and sale as follows:

This Amendment registers offers and sales of (i) up to 3,756,705 shares of Gen Digital common stock issuable to holders of certain restricted stock units and performance stock units granted under the Plan, which were converted into restricted stock unit awards in respect of Gen Digital common stock in connection with the Merger (as defined in the Original S-8) pursuant to the Merger Agreement (as defined in the Original S-8), and (ii) up to 1,791,205 shares of Gen Digital common stock, issuable from time to time under the Plan, which Plan was assumed by the Gen Digital in accordance with the terms of the Merger Agreement.

No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the filing of the Original S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on May 2, 2025.

GEN DIGITAL INC.

By:	/s/ Vincent Pilette
Name: Vincent Pilette
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Vincent Pilette	Chief Executive Officer, President and Director (Principal Executive Officer)	May 2, 2025
Vincent Pilette

*	Chief Financial Officer	May 2, 2025
Natalie Derse

*	Lead Independent Director	May 2, 2025
Frank E. Dangeard

*	Director	May 2, 2025
Ondrej Vicek

*	Director	May 2, 2025
Sue Barsamian

*	Director	May 2, 2025
Erik K. Brandt

*	Director	May 2, 2025
Nora Denzel

*	Director	May 2, 2025
Peter A. Feld

*	Director	May 2, 2025
Emily Heath

*	Director	May 2, 2025
Sherrese M. Smith

*By:	/s/ Vincent Pilette
Name: Vincent Pilette
Title: Attorney-in-Fact